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                      [LETTERHEAD OF CONCUR TECHNOLOGIES]

                                                                   EXHIBIT 10.36

                                              September 17, 1999


               Ajay Kela
               2311 Laguna Vista Drive
               Novato, CA 94945

               Dear Ajay:

               Concur Technologies, Inc. ("Concur" or the "Company") is pleased to offer you the position of Executive Vice President Research & Development, reporting to Steve Singh, President and Chief Executive Officer. Compensation for this position is $21,250.00 per month, 255,000 Annual.

               You will be eligible to earn, on an annual basis (based on our Fiscal year), up to an additional $102,000 in compensation, based on an individual incentive plan. For FY00, from October 1, 1999 through September 30, 2000, this bonus will be based on a "to be determined" performance metric. We will solidify the details of your individual plan within 30 days of your start date.

               If you accept our offer, you will be granted an option to purchase 200,000 shares of Common Stock. 66,667 shares will vest on your first day of employment with Concur. The remaining 133,333 shares will vest in equal monthly increments at the end of each of the 36 months starting with your 13th month of employment. The option will not be exercisable with respect to any of the shares, including the 66,667 vested shares, during your first year of employment; provided, however, if you are terminated for any reason other than cause during your first year of employment, you will be able to exercise the option with respect to the 66,667 vested shares. If you voluntarily terminate your employment during your first year of employment, you will forfeit your right to exercise any of the 66,667 vested shares. Based on your acceptance of the terms of this offer, the per share price of your options will be set as the closing price of the Company's Common Stock, as reported at the end of the trading day, on your first day of employment with Concur.

               Our offer includes the following relocation assistance. Actual relocation expenses for you to relocate to the Seattle area which includes the reasonable cost of moving your household goods from the San Francisco area; storage of your household goods up to 3 months; temporary housing expenses up to a maximum of 3 months until you find a permanent residence in the Seattle area, and up to 90-days auto rental. The Company will pay for up to six return trips between Seattle and San Francisco area during this 90 day period. The Company will pay up to a maximum of $50,000 to be applied to real estate costs. In addition, you will be reimbursed for expenses associated with two, 3-day house-hunting trip to the Seattle area for purposes of locating a permanent residence. All relocation assistance will be provided as per the guidelines set forth in the attached Relocation Policy. In the unlikely event that you voluntarily terminate employment with Concur Technologies within twelve
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                                                              Ajay Kela
                                                              September 17, 1999
                                                              Page 2



               (12) months of your start date, you agree to reimburse the Company for all relocation expenses incurred by the Company on your behalf.

               Attached is a summary of benefits Concur makes available to employees in positions similar to the one offered to you. Medical and Dental coverage is effective immediately upon your start of work with the Company. Our 401(k) Plan and Employee Stock Purchase Plan (ESPP) have enrollment dates throughout the year. The details of our plans and enrollment information will be covered on or shortly after your start date.

               We ask that you complete the enclosed Employee Confidential Information and Inventions Agreement (the "Confidentiality Agreement") prior to commencing employment. In part, the Agreement requires that an employee refrain from using or disclosing the Company's Confidential Information (as defined in the Confidentiality Agreement) in any manner which might be detrimental to or conflict with the business interests of Concur or its employees.

               This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position.

               This letter and the Confidentiality Agreement represent a formal statement concerning the terms of your proposed employment and constitute a formal offer of employment to you. As such, these documents supersede and merge any earlier proposal or prior arrangement, whether oral or written, between you and the Company, and any other communications between you and the Company regarding your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees. In addition, this offer is conditioned upon your confirmation that there are no non-competition agreements or other contracts between you and any other party that would restrict or impair your right or ability to accept employment with or to work for the Company, and that your acceptance of our offer will not violate any obligation you have to any former employer or any other party not to disclose or use confidential or proprietary information.

               Under Washington State law, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

               It is anticipated that your start date will be mutually agreed upon. Should you have any questions with regard to any of the items indicated above, please feel free to call me. Your acceptance of this offer may be made by:

                    . Signing this original letter, relocation policy and the Confidentiality Agreement (in their entirety) and faxing them to this office at (425) 497-6988 by 10:00 AM. on September 20, 1999.
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                                                              Ajay Kela
                                                              September 17, 1999
                                                              Page 3



                    . The signed originals must be received by Concur prior to your start date. A stamped, self-addressed envelope is enclosed for your convenience.

               You will need to provide employment eligibility verification within three days of your start date. The U.S. Immigration and Naturalization Service law passed in 1986 requires this. Please bring identification with you on your first day so that we may complete the I-9 form during orientation.

               Ajay, we hope that you and Concur will find mutual satisfaction with your employment. All of us at Concur are very excited about your joining our team and look forward to a beneficial and fruitful relationship.

               Sincerely,



               Sterling Wilson
               Chief Financial Officer and
               Executive Vice President of Operations.



               ACCEPTED BY:


               /s/ Ajay Kela                            11/29/99
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               Ajay Kela                           Date

               Start Date:  9/24/99
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